Exhibit 99.1

                          [Discovery Laboratories Logo]

              Discovery Laboratories Adopts Shareholder Rights Plan

Doylestown, PA --February 6, 2004 -- Discovery Laboratories, Inc. (Nasdaq:
DSCO), a biopharmaceutical company developing its proprietary surfactant technology as Surfactant Replacement Therapies for respiratory diseases, today announced that its Board of Directors has adopted a shareholder rights plan (the "Rights Plan") under which all shareholders of record as of February 6, 2004 will receive rights to purchase shares of a new series of preferred stock. The Rights Plan is effective immediately.

The Rights Plan is intended to enable all Discovery shareholders to benefit from the long-term prospects and value of the Company and to ensure that the shareholders receive fair and equal treatment in the event that an unsolicited attempt is made to acquire Discovery. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not being implemented in response to any known circumstances relating to any actual or potential change of control transaction.

The rights will be distributed as a non-taxable dividend and will expire in 10 years from the record date. Initially the rights will be represented by the Company's common stock certificates, will not be traded separately from the common stock and will not be exercisable. The rights will be distributed if, without approval of the Board of Directors of Discovery and subject to certain exceptions, a person or group acquires 15% or more of Discovery's common stock or announces a tender or exchange offer upon the consummation of which such person or group would own 15% or more of Discovery common stock. The rights will be exercisable only if, without approval of the Board of Directors of Discovery, a person or group, subject to certain exceptions, acquires 15% or more of Discovery's common stock or announces a tender or exchange offer upon the consummation of which such person or group would own 15% or more of Discovery common stock. If a person acquires 15% or more of Discovery's common stock, subject to certain exceptions, all Discovery shareholders, except the acquiring group or person, will be entitled to acquire Discovery common stock at a discount causing dilution to the potential acquirer's holdings. Additional details regarding the Rights Plan is expected to be outlined in a summary to be mailed to all shareholders as of the record date.

Discovery's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person or group acquires more than 15% of Discovery's common stock. The distribution of the rights is not intended to affect Discovery's financial strength or position. The distribution will not be dilutive or affect reported earnings (loss) per share, nor will it change how Discovery's shares are currently traded. A copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

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About Discovery Laboratories

Discovery Laboratories, Inc. is a biopharmaceutical company developing its proprietary surfactant technology as Surfactant Replacement Therapies for respiratory diseases including Respiratory Distress Syndromes in infants and adults, Acute Lung Injury, asthma, Chronic Obstructive Pulmonary Disease and upper airway disorders. Surfactants are compositions produced naturally in the lungs and essential for breathing. Discovery's technology produces an engineered version of natural human lung surfactant that is designed to closely mimic the essential properties of human lung surfactant. Discovery believes that through its technology, pulmonary surfactants have the potential, for the first time, to be developed into a series of respiratory therapies for critical care and other hospitalized patients where there are few or no approved therapies available.

Discovery recently completed two Phase 3 clinical trials of Surfaxin(R), the Company's lead product, for the treatment of Respiratory Distress Syndrome in premature infants and is preparing to file new drug applications with the United States Food and Drug Administration and other regulatory authorities in the rest of the world. Discovery's Surfactant Replacement Therapy is also in a Phase 2 clinical trial for Acute Respiratory Distress Syndrome in adults, a Phase 3 and a Phase 2 clinical trial for Meconium Aspiration Syndrome in full-term infants, and a Phase 1b clinical trial for asthma.

More information about Discovery Laboratories is available on the Company's Web site at www.discoverylabs.com.

To the extent that statements in this press release are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's product development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the company's research and development, the risk that the Company will not be able to raise additional capital or enter into additional collaboration agreements (including strategic alliances for our aerosol and Surfactant Replacement Therapies), risks relating to the progress of the Company's research and development, risks relating to the ability of the Company's third party contract manufacturers to provide the Company with sufficient amounts of drug products for completion of any of the Company's clinical studies, other risks relating to the lack of sufficient drug product for completion of any of the Company's clinical studies, and risks relating to the development of competing therapies and/or technologies by other companies. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining

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promising earlier trial results. Data obtained from tests are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. Those associated risks and others are further described in the company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-KSB, 8-K, 10-Q and 10-QSB, and amendments thereto.

  Company Contacts:

  John G. Cooper, SVP, CFO
  Kori Beer, IR & Communications
  215-340-4699